Exhibit 99.1

Kopin Announces Partial Exercise of Underwriters’ Option in Connection With Its Public Offering

WESTBOROUGH, Mass.--(BUSINESS WIRE)--April 10, 2019--Kopin Corporation (Nasdaq: KOPN), a leading developer of innovative wearable computing technologies and solutions, today announced that it closed the issuance of an additional 706,454 shares of its common stock pursuant to the partial exercise of the underwriters’ overallotment option in connection with its public offering, resulting in gross proceeds of approximately $777,100 and bringing the total gross proceeds of the public offering to approximately $8,777,100, before deducting underwriting discounts and offering expenses payable by Kopin.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS), acted as sole book running manager in connection with the public offering.

The additional shares were offered pursuant to an effective shelf registration statement (File No. 333-228549) declared effective by the Securities and Exchange Commission on December 14, 2018. A prospectus supplement and the related prospectus have been filed with the SEC and are available on the SEC’s website located at http://www.sec.gov. Copies of the prospectus supplement and the accompanying prospectus relating to the offering may be obtained from Ladenburg Thalmann & Co., Attn: Prospectus Department, 277 Park Ave, 26th floor, New York, NY 10172 or by calling 1-800-573-2541.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any offer or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Kopin

Kopin Corporation is a leading developer and provider of innovative wearable technologies and critical components for integration into wearable computing systems for military, industrial and consumer products. Kopin’s technology portfolio includes ultra-small displays, optics, speech enhancement technology, voice-interface and hands-free control software, low-power ASICs, and ergonomically designed smart headset reference systems. Kopin’s proprietary components and technology are protected by more than 300 global patents and patents pending. For more information, please visit Kopin’s website at www.kopin.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, all statements relating to the expected use of the net proceeds from the offering of common stock. Words such as “expects,” “intends,” “would,” “may” and variations of such words and similar expressions, and the negatives thereof, are intended to identify such forward-looking statements. Forward-looking statements are based on Kopin’s current expectations and assumptions and are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements. Such risks and uncertainties can be found in Kopin’s filings with the SEC under the caption “Risk Factors,” including its most recent annual report on Form 10-K available at the SEC’s website at www.sec.gov.

CONTACT:
Kopin Investor Relations
Richard Sneider, (508) 870 5959
CFO
rsneider@kopin.com
or
Investor Relations
JoAnn Horne, (415) 445-3233
Market Street Partners
JHorne@marketstreetpartners.com